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                                  NEWS RELEASE


Contact:
Thomas Gunning
Secretary/Treasurer
Covista Communications, Inc.
Tel: 201-599-6464
Fax: 201-599-8343
E-mail: tgunning@covista.com

                              For Immediate Release

   COVISTA COMMUNICATIONS, INC. ANNOUNCES FAVORABLE INSURANCE CLAIM SETTLEMENT

         CHATTANOOGA, TN - December 15, 2003 - Covista Communications, Inc. (NASDAQ symbol: CVST) today announced the Company successfully settled an insurance claim related to losses stemming from the September 11, 2001 terrorist attacks. Gross proceeds from this final settlement are $3.25 million.

         In accordance with the Financial Accounting Standards Board EITF 01-10, "Accounting for the Impact of the Terrorist Attacks of September 11, 2001", the Company will recognize this settlement net of additional estimated expenses of approximately $650,000, as income from continuing operations during the quarter ended January 31, 2004.

John Leach, President and Chief Executive Officer of Covista stated, "We are extremely pleased to have reached a satisfactory settlement of this long standing claim. We look forward to using these proceeds to help grow the Company in 2004."

About Covista:

Covista is a facilities-based long distance telecommunications services provider with a substantial customer base in the residential and commercial market segments. Its products and services include a broad range of voice, data and Internet solutions, including local, long distance and toll-free services, calling cards, Internet access, directory assistance and teleconferencing services. Covista currently owns and operates switches in New York City, Philadelphia, Dallas, Chattanooga and Minneapolis. Covista operates Network Operations, call center and information technology facilities in Chattanooga to monitor its switched network and to coordinate its various services. For information on becoming a Covista customer, please telephone 800-805-1000 or visit the Company's website at www.covista.com.

Information relating to forward-looking statements:

This press release contains historical and forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements such as statements of the company's plans, objectives, expectations and intentions involve risks and uncertainties. The cautionary statements made in this release should





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be read as being applicable to all related statements wherever they appear. Statements containing terms such as "believes," "expects," "plans," "projects," "intends," "estimates," "anticipates," or similar terms, are considered to contain uncertainty and are forward-looking statements. The actual results could differ materially from those discussed. Factors that could contribute to such differences include: changes in market conditions and increased competition from other telecommunications and internet service providers, including wireless providers; government regulations; the volatile and competitive environment for internet telephony; advances in competitive products or technologies that could reduce demand for services; availability of transmission facilities; management of growth; customer concentration and attrition; the ability to successfully integrate acquired companies; the ability to successfully develop and bring new services to market; inaccurate or incomplete assumptions on the part of management; and other risks discussed in the company's SEC filings, including form 10-K and form 10-Q, which can be accessed at the SEC web site at www.sec.gov.

Readers of this release should understand that it is not possible to predict or identify all such risk factors. Consequently, this list should not be considered a complete statement of all potential risks or uncertainties. Covista does not assume the obligation to update any forward-looking statement, except as is required by applicable law.
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